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DCB FINANCIAL CORP - 8-K                               Filing Date: 4/22/04
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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE                                CONTACT:
Thursday April 22, 2004                              John A. Ustaszewski
                                                     Chief Financial Officer
                                                     (740) 657-7000


               DCB FINANCIAL CORP ANNOUNCES FIRST QUARTER EARNINGS
                             AND INCREASED DIVIDEND

LEWIS CENTER, Ohio, April 22, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $0.33 per share for the three months ended March 31, 2004. This follows a record annual earnings year in which the Bank placed a significant focus on core earnings. "We have improved our margin, reduced non-interest expense, improved our credit quality and increased recurring non-interest income over the past year", said Jeff Benton, President and CEO. "Our reliance on volatile sources of earnings such as mortgage sale gains have declined considerably." The Bank recorded $507 thousand in income from loan sales in the first quarter 2003 compared to $30 thousand for the first quarter 2004. This was realized primarily from the strong mortgage refinance market in early 2003. This reduction in income from loan sales led to the decline from the $0.36 earnings per share in the first quarter of 2003. The Bank has reached a new high in total loans of $414 million at the end of the first quarter compared to $371 million at the end of the first quarter 2003. Total loans are up $9,775 or 2.4% from year-end 2003, while the allowance remains adequate at 106 bps as of March 31, 2004. In addition to the strong loan growth, deposit growth has remained steady.

Net interest income was $4.8 million for the three months ended March 31, 2004, compared to $4.7 million for the same period in 2003. The $181 thousand increase was mainly attributed to an increase in earning assets and a reduction in overall deposit and borrowing expense. The Company's net interest margin continued to improve at 392 basis points on average earning assets of $510.5 million. This compares to 3.72% for the three months ended December 31, 2003, a twenty-one basis point increase for the quarter. Non-performing loans for the first quarter 2004 were .36% compared to .78% for the same period in 2003. In addition, delinquent loans improved to 1.92% of total loans at March 31, 2004, from 2.57% of total loans for the same period in 2003. Total non-interest expense decreased $44 thousand or 3.28%, for the current period ended March 31, 2004, compared to the same period in 2003. The decrease was primarily the result of a decrease in professional and legal fees and salaries and benefits expenses.

The Board of Directors has declared a dividend of $0.11 per share payable May 17, 2004 to shareholders of record April 30, 2004. This represents a 10% increase in the dividend paid last quarter.

The Annual Report was mailed to shareholders on April 15 announcing the annual meeting for May 20, 2004 at 4:30 p.m. at the Company's corporate headquarters. "We are looking forward to sharing with our investors the many positive and exciting initiatives that have occurred or will be occurring as we go forward", said Benton.




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DCB FINANCIAL CORP - 8-K                               Filing Date: 4/22/04
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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2003 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest

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DCB FINANCIAL CORP - 8-K                               Filing Date: 4/22/04
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rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.





SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited) April 22, 2004 Press Release


                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

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

                                                               Three Months Ended $(000)
                                                               -------------------------

                                                       3/31/04        3/31/03         12/31/03
                                                       -------        -------         --------

Key Financial Information:
-------------------------
Net interest income                               $      4,898     $    4,717      $    4,759

Provision for loan and lease losses                        378            333             355

Non-interest income                                      1,161          1,701           1,705

Non-interest expense                                     3,823          3,919           4,216

Net income                                               1,306          1,499           1,311

Loan balances (average)                                409,093        376,363         399,712

Deposit balances (average)                             436,778        434,893         445,810

Basic and diluted earnings per common share       $       0.33     $     0.36      $     0.33

Total shares outstanding (000)                           3,935          4,171           3,935






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DCB FINANCIAL CORP - 8-K                               Filing Date: 4/22/04
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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 22, 2004 Press Release


                                                                                  Three Months Ended
                                                                                  ------------------

                                                                       3/31/04          3/31/03        12/31/03
                                                                       -------          -------        --------
Key ratios:
----------
Return on average assets                                                 .94%              1.16%           0.94%

Return on average shareholders' equity                                 10.38%             11.27%          10.64%

Non-interest expense to average assets                                  0.69%              0.76%           0.76%

Efficiency ratio                                                       62.10%             62.00%          64.43%

Net interest margin                                                     3.93%              4.02%           3.72%

Equity to assets at period end                                          9.27%             10.43%           8.98%

Allowance for loan losses as a percentage of period-end loans           1.06%              1.14%           1.07%

Total allowance for losses on loans to non-performing loans           296.64%            146.89%         268.34%

Non-performing loans to total loans (net)                               0.36%              0.78%           0.40%







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